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On February 12, 2004, Senator George J. Mitchell, Presiding Director of the Board of Directors of the registrant, made a presentation at an analyst conference held in Orlando, Florida. Senator Mitchell was introduced by the registrant’s Chairman and Chief Executive Officer, Michael D. Eisner. The presentation was followed by a question and answer period. Portions of the presentation, including the introduction and the question and answer period, may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

[Introduction by Michael D. Eisner,

Chairman of the Board and Chief Executive Officer,

The Walt Disney Company]

It is an honor to introduce the presiding director of The Walt Disney Company, Senator George Mitchell. I also want to recognize the head of The Walt Disney Company’s Audit Committee, Bob Matschullat, who is sitting down here in the first row. If anybody wants to know anything about our balance sheet, and you don’t believe Tom Staggs, talk to Bob.

As for Senator Mitchell, he is clearly one of the most distinguished Americans and he also clearly does not need introduction. And he is probably annoyed that I’m even saying anything, other than “Here’s Senator Mitchell.”

But I do want to point out what a great public servant George is. He was a trial lawyer first — in the Department of Justice, a US Attorney—and, obviously, Senate Majority leader. He solved a little problem that hasn’t been solved in six hundred years in Ireland, and created the road map for Jerusalem.

When he was the Senate Majority Leader, I went to a speech that he gave in Los Angeles. I was there with a few other board members and this was an unbelievable speech. It was about the middle of 1994. One of the board members turned to me and said, “There’s the next president of The Walt Disney Company. This guy’s fantastic.” So, I met him for lunch, representing the board, while George was in the Senate as he was about to retire.

He said, “I’m not so sure; tell me about Disney.” We went to Euro Disney. We went to Tokyo Disneyland. But he had a few U.S. presidents needing his time, and a few other responsibilities. When I disappointedly told the board that the Senator really had other obligations, and mostly in the non-profit world, they asked if I would go back and see if he would be interested in serving on the board. That was nine years ago.

This is the busiest man that I know, and I know a lot of busy people. I find him all over the world, from cell phone to cell phone, to hotel room, whether it’s Jerusalem or Ireland or working with the World Trade Center victims. The amazing thing is, he’s never missed a board meeting in nine years.

So, if you want to talk about a responsible, dedicated board member and presiding director, it’s a pleasure to work with somebody, in today’s world, who has such an ethical and moral compass. So, ladies and gentlemen, Senator George Mitchell.

[Text of presentation by Senator George J. Mitchell, Presiding Director

The Walt Disney Company Board of Directors]

Thank you, ladies and gentlemen for your presence here today. It’s my pleasure to speak to you about governance, a subject that’s important to me and to our company.

Before I do so, I want to say that I’m pleased that Michael took the occasion to introduce Bob Matschullat, because I think he represents the high quality of director that we’ve sought. Bob came to us with vast experience, including experience in this industry and in a short time he’s established himself as a board member of independence, integrity and good judgment. And so, while I’m going to spend the next several minutes talking about governance reform in the abstract, I wanted to point out that this represents good governance in a human being, and represents what we’re trying to do on this board.

My entire career has been dedicated to governance with a small “g.” In the positions in which I have served, as Michael described in his introduction, I have tried to help improve the way people govern their affairs. Now, as Presiding Director of the Disney Board, I am involved with Governance with a capital “G.”

Governance in the corporate world is a topic that is increasingly receiving attention from the investment community, and appropriately so. We thought this would be a good occasion to review with you how the Company has been addressing this important subject.

Governance has been a major Company focus at least since I joined the Disney Board in 1995. During this time, the Board—including its chairman, Michael Eisner—has maintained its emphasis on Governance issues and has adopted a series of initiatives that have greatly enhanced our Governance practices.

Today, I believe our good Governance policies and practices are sound and will allow the Company’s management team to deliver value to shareholders over the long-term.

We have established Governance as a high priority for one simple reason—it’s the right thing to do.

By investing in Disney, shareholders are placing their trust in the Board to help shape the overall course of the Company’s business and to hold management accountable for its performance. Increasingly, shareholders look to Board composition and processes for assurance that directors are capable of objective and informed decision-making, and that directors are committed to putting in the time and effort required. This, in the end, is what Governance is all about—creating an environment that promotes informed, objective decision-making in the interests of all shareholders.

While the heightened public attention to Governance is relatively recent, our Company has long been engaged in an ongoing process of refining and improving our Governance practices. I would like to review with you briefly our actions in this area and where we stand today.

In 1996, years before the New York Stock Exchange required it, the Board adopted a set of Corporate Governance Guidelines that addressed a wide range of key practices and principles. This was the first of a number of changes that were responsive to the concerns of the Governance community.

In 1997, the Board approved a plan to de-stagger the election of directors so that shareholders would have the opportunity to vote on all Board members every year. The Company’s shareholders endorsed this plan in 1998.

In that year, the Board also reaffirmed its retirement policy for directors, which was first adopted in 1974. This policy provides for the retirement of directors at age 72, or age 75 in the case of former Chief Executive Officers of the Company. At the same time, the Board terminated the retirement benefits package for directors.

In 1999, the Board allowed the Company’s Shareholder Rights Plan to lapse.

In 2002, the Board initiated a broad review of its governance practices and substantially revised its Guidelines. We retained an independent outside counsel, Ira Millstein, who is widely recognized as one of the preeminent experts in Governance best practices, to help us further enhance our Governance practices and principles.

With his guidance, and a lot of active Board discussion, we implemented a number of significant measures. These culminated in Guidelines that reflected emerging best practices and were formally adopted by the Board in December, 2002.

As a result:

•	We require that a “substantial majority” of directors be independent—a more rigorous goal than the simple majority requirement just adopted by the New York Stock Exchange.

•	We strengthened the definition of “independence.”

•	To more closely align director interests with those of shareholders, we imposed a minimum stockholding requirement for Board members of $100,000.

•	We formalized an annual review of management succession in order for the

Company to be fully prepared for all eventualities, while also encouraging management development.

•	We established regular executive sessions of non-management directors to further strengthen the authority of independent directors.

•	We created the position of an independent Presiding Director, and the Board asked me to serve in that capacity.

•	To ensure that directors have sufficient time for their service, we set a general guideline that limited currently employed directors to sit on no more than three other public company boards, and retired directors to sit on no more than six other boards.

•	To assist in our constant efforts to improve, we instituted a board and committee evaluation process.

•	We also instituted a requirement that non-management directors submit a letter of resignation upon a change in professional occupation or association, such as retirement, to underscore that a Board position is not an entitlement.

•	Finally, we formally recognized the desirability of having a smaller Board that would consist of more independent directors.

Generally speaking, if committees are too large, the process invariably becomes unwieldy and you don’t get effective decision-making. If they are too small, there will be too little diversity of opinion. With this in mind, in 2002 we determined that the Board had grown too large and set a goal to downsize.

Over the past year, again advised by Ira Millstein, the Board reviewed afresh its guidelines to measure them against evolving notions of good Governance and to assure compliance with the newly adopted New York Stock Exchange listing standards.

Once more, we enhanced our guidelines by taking a number of steps, including the adoption of revised independence standards that exceed in several respects those required by the New York Stock Exchange.

These efforts have led to dramatic changes in the composition of the Board and its processes.

Take, for example, the size and composition of the Board. In 2002, the Board consisted of 16 directors. As of this March 3, it will number 11. But, we haven’t simply reduced our membership by five. Rather, eight directors have left and three new, independent directors have been added. This represents a turnover of half of the Board that existed 24 months ago.

We believe we now have an excellent balance between directors with long experience at Disney and “new blood” with fresh perspectives. And, of our 11 directors after March 3, eight of them—or 73%—are independent under our Guidelines.

The result is a board that is diverse, reflecting a wide range of expertise and points of view, but also a Board that is united by a common dedication to overseeing the creation of value for Disney shareholders.

We are committed to further strengthening the independence of the Board by adding one more independent director this year.

The designation of a Presiding Director has been an important step. Serving in that capacity, I have a special responsibility, which I assure you I take very seriously.

I chair the Board’s executive sessions—without management present—and participate in determining the agenda and information to be provided for Board meetings, as well as providing advice with respect to the selection of Committee Chairs, and any other matter that directors may request.

At the Committee level, we have also made important strides. Even before the New York Stock Exchange made it a requirement, we determined that all key Board committees should consist solely of independent directors, to reinforce the integrity of such functions as Compensation, Auditing, Governance and Nominating.

Committee assignments will be regularly rotated to promote fresh views on key topics. In 2002, our Audit Committee was among the first to prohibit the use of the Company’s independent accountants for consulting services. The Committee has also established procedures for anonymous reporting of accounting or financial irregularities.

Our Governance and Compensation Committees have secured the services of independent consultants to offer advice, respectively, on the selection of new directors and on executive and Board compensation matters.

As you have noticed, the word “independence” keeps coming up in these remarks. The word is used so much in discussions about Governance that sometimes people lose sight of what it really means and why it’s important.

The purpose is similar to that of the system of checks and balances in our federal government, which ensures that the interests of the citizenry are protected. The role of independent directors is to ensure that the interests of shareholders are protected.

We recognize that it is not the job of the Board to run the Company. That is the job of management. It is the Board’s role to make sure that management performs its duties in a manner that keeps the shareholders’ interests paramount.

Our Corporate Governance Guidelines help in an important way to define the process by which this role is discharged.

Last month, we further strengthened our Governance practices by adopting a Code of Business Conduct and Ethics for Directors, which addresses requirements of the New York Stock Exchange standards and Sarbanes Oxley. Also, we are establishing an education program for directors to help us keep informed and up-to-date on business and financial matters and developments in Governance practices.

Now, I apologize for giving such a long list of our accomplishments over the last decade. But, the fact is that Corporate Governance is a dynamic process that can only be understood by considering specific measures that are implemented.

Approaches to Governance practices change over time. There is no one-size-fits-all solution. Each company must make its own decisions about which solutions work best. But every company has a responsibility to revisit and measure its existing guidelines against these evolving notions.

In the end, it’s about listening. I submit to you that we have been listening to the concerns that have been expressed about us and about all of corporate America.

We heard the concerns that boards were too large, that they were not independent enough, that there was too little diversity, that there was not enough turnover, that they were too insular. We listened. And we took action.

Our Chairman, Michael Eisner, deserves some credit for this outcome. He listened too. He initiated many, and he embraced all of these changes, and he encouraged their speedy implementation.

As a result, the Disney Board and its procedures have been transformed. As often happens, it is taking some time for perception to fully catch up with reality. But it will.

Ultimately, the actions we have taken are about more than just Disney. They are about Governance. Whether with a small “g” or a capital “G,” there are few issues more important, or of more meaning to me personally. So, as a private citizen, as a former public servant, and as the Presiding Director, I believe it fitting that Disney, which has long been a leader in so many fields, has taken up the mantle of leadership in this crucial area.

On this, as on every other aspect of the Company’s operations, we value your advice and counsel.

So we hope you’ll keep telling us what you think.

We can’t promise that we’ll agree with every suggestion. We can promise that we’ll give every one serious and careful consideration.

We know that, in the end, good Governance isn’t just about words, it is about accountability.

That will be an ongoing challenge. We are prepared for it. We are determined to meet it.

Thank you very much for your attention. And now, within the time limits that Wendy has imposed I’ll be pleased to try and answer any questions you might have, or if anyone would like to make a statement or give a speech, we’ll be glad to listen to that as well.

Q.    Senator Mitchell, could you review—by the way, I commend you for all that you’re doing, in corporate governance, not only at Disney but for the rest of Corporate America and it’s really instilled confidence back in the investment system – but can you go through the process of how the board, under today’s rules and the way you’d perceive them, would function when you have a change of control dynamic that was just started? What’s the process the board follows?

A.    As Michael said yesterday, within just a couple of hours after the board received the unsolicited offer from Comcast, we convened a telephone meeting of the board. The board instructed management and the advisors that had been retained and those which were to be retained, to conduct a complete and thorough analysis of the proposal, in all its implications, and to report back to the board, as promptly as is consistent with thoroughness, at which time the board will receive and evaluate those reports and make an appropriate response. I don’t think it’s possible to go beyond that, because that’s all that’s happened at this time.

I believe that I can speak for all the members of the board and say that we are determined to conduct the most thorough search and fair analysis consistent with the interests of our shareholders. And to respond in an appropriate manner.

Q.    Senator, there’s this institution that has strangely amassed a tremendous amount of power, called ISS, Institutional Shareholders Services, and this power is relatively unchecked. To take my institution as an example, they’re voting now a lot of our proxies and if we want to disavow their recommendations we have to go through extraordinary measures, which are, given our time constraints, not always appropriate to take the time to do. What is the board doing to communicate with ISS so that they have a pretty good idea, of what is going on, since obviously there’s something amiss here?

A.    Yesterday, upon receipt of the written statement from ISS, the board issued a statement, welcoming the comments with respect to the non-management directors but describing the decision with respect to Mr. Eisner as inexplicable and unjustified. And let me emphasize my personal belief and very strong feeling that the recommendation with respect to Mr. Eisner is wholly unjustified.

We have had a series of meetings with ISS officials. I attended one with Mr. Eisner, where we had a detailed discussion, following which in accordance with an agreement reached at the meeting, I submitted a letter which has been filed and therefore is public, commenting on some of the concerns that were raised there and in some of our meetings with other groups. I will not make any effort to restate those letters in their entirety now, because they’re somewhat detailed. But we believe they represent persuasive responses to the concerns that were raised.

And we do not believe that there is any reasonable basis for the recommendation that was made with respect to Mr. Eisner and we hope that all of those who are associated with ISS follow the course that you are following; that is to make your own independent analysis, to examine the facts, to evaluate the reality as opposed to the perception, and to take into account the significant changes that have been made and the genuine and good faith effort that has been undertaken here to address the concerns that were raised in the past. And my belief is that the specific recommendation with respect to Mr. Eisner is based upon a perception that never fully existed as described.

But to the extent that it did exist, has now been completely changed and does not reflect the current reality. I think it’s important for people to make decisions on the basis of what the case is now, not what the case was alleged to have been five or ten years ago, or even what the case had been five or ten years ago.

What’s significant is what exists now and most importantly, what is planned for the future. And we think the combination of the tremendous presentation that you’ve heard yesterday and today about the operations of the company and the significant strides made in governance by the company provide a basis for very real and substantial improvement and increase in value to shareholders.

And we hope that is what guides and informs your decisions. Thank you all very much. It’s a pleasure to be here.